Exhibit 5.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

December 22, 2014

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to National Commerce Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of $10,000,000 in deferred compensation obligations of the Company (the “Obligations”) under the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors (the “Plan”) and 500,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company under the Plan. This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Commission.

In rendering this opinion letter, we have examined originals or copies of the following documents: (a) the Company’s Certificate of Incorporation, (b) the Company’s Bylaws, (c) the Registration Statement, (d) the Plan and (e) relevant resolutions of the board of directors of the Company. We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion letter. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based upon the foregoing, and subject to the limitations and qualifications herein set forth, we are of the opinion that, when the Registration Statement has become effective under the Act and the Shares have been issued in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.

In addition, based upon the foregoing, and subject to the limitations and qualifications herein set forth, we are of the opinion that (i) when the Registration Statement has become effective under the Act and the Obligations, as such Obligations are described in the Registration Statement, are incurred in accordance with the terms and conditions of the Plan, and subject to the Company completing all action and proceedings on its part to be taken under the Plan, the Obligations will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the provisions of the written Plan document comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The opinion set forth in clause (i) of the preceding paragraph is subject to the following limitations, qualifications and exceptions: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the

National Commerce Corporation

December 22, 2014

rights or remedies of creditors; (b) the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; (c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and (d) certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole. In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. The opinion set forth in clause (ii) of the preceding paragraph applies only to the form of the written Plan documents, and for purposes of such opinion we have also assumed that the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees for purposes of ERISA. Accordingly, but without limitation of the previous sentence, we express no opinion as to whether the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees, which is a factual issue depending upon the facts and circumstances in existence from time to time.

The foregoing opinions are limited to the laws of the State of Alabama, the General Corporation Law of the State of Delaware and ERISA. We express no opinion as to any law or matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.